Exhibit 99.1

Unaudited Pro Forma Combined Financial Information

On June 22, 2012, NCI Group, Inc., a Nevada corporation (“NCI Group”) and a wholly owned subsidiary of NCI Building Systems, Inc., a Delaware corporation (“NCI”) completed the acquisition of Metl-Span LLC, a Texas limited liability company (“Metl-Span”), pursuant to the terms of the Equity Purchase Agreement, dated as of May 2, 2012, as amended (the “Equity Purchase Agreement”), among VSMA, Inc., a Delaware corporation (“VSMA”), Metl-Span, NCI Group and BlueScope Steel North America Corporation, a Delaware corporation (“BSNA”). Pursuant to the terms of the Equity Purchase Agreement, NCI Group acquired all of the outstanding membership interests of Metl-Span for approximately $145.7 million in cash (the “Acquisition”).

The following unaudited pro forma combined financial statements are based upon the historical financial statements of NCI and Metl-Span and have been prepared to give effect to the Acquisition and the related debt financing transaction.

The unaudited pro forma combined balance sheet combines the historical balance sheets of NCI and Metl-Span as of April 29, 2012 and March 31, 2012, respectively, and reflects the pro forma effect as if the acquisition of Metl-Span had occurred on April 29, 2012. The unaudited pro forma combined statements of income for the six months ended April 29, 2012 and for the fiscal year ended October 30, 2011 combine the historical statements of income of NCI and Metl-Span, adjusted to reflect the pro forma effect as if the acquisition of Metl-Span had occurred at the beginning of the earliest period presented. Because of the differing accounting periods, the statement of income of NCI for the fiscal year ended October 30, 2011 is combined with the statement of income of Metl-Span for the twelve month period ended September 30, 2011. Similarly, the statement of income of NCI for the fiscal six months ended April 29, 2012 is combined with the statement of income of Metl-Span for the six months ended March 31, 2012.

The historical financial statements referred to above for NCI were included in NCI’s Quarterly Report on Form 10-Q for the three and six months ended April 29, 2012 and Annual Report on Form 10-K for the fiscal year ended October 30, 2011. The historical financial statements and related notes thereto of Metl-Span are incorporated by reference to this Form 8-K/A. Metl-Span’s results of operations are included in NCI’s results of operations beginning June 22, 2012. The unaudited pro forma combined financial statements are presented in accordance with Article 11 of Regulation S-X. The accompanying unaudited pro forma combined financial information and the historical financial information presented therein should be read in conjunction with and are qualified by the historical financial statements and notes thereto for NCI described above. The historical financial statements of Metl-Span have been adjusted to reflect certain reclassifications to conform with the Company's financial statement presentation.

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The unaudited pro forma combined balance sheet and statements of income include pro forma adjustments which reflect transactions and events that (a) are directly attributable to the acquisition, (b) are factually supportable, and (c) with respect to the statement of income, do not have a continuing impact on results. The pro forma adjustments are described in the accompanying combined notes to the unaudited pro forma combined financial statements.

The unaudited pro forma condensed combined financial statements do not reflect synergies expected from the combination of the two entities. We cannot assure you that we will not incur charges in excess of those included in the pro forma total consideration related to the transactions or that management will be successful in its efforts to integrate the operations of the companies. The unaudited pro forma combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results that would have occurred if the acquisition of Metl-Span had consummated as of the beginning of the fiscal periods presented nor is it necessarily indicative of our future operating results. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Form 8-K/A and result in a preliminary allocation of the purchase price based on estimates of the fair value of the assets acquired and liabilities assumed. The fair value of certain assets acquired and liabilities assumed are preliminary, and final determination of required adjustments will be made only upon the completion of our fair value assessments.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed on June 22, 2012. The fair value of certain assets acquired and liabilities assumed are preliminary and the final determination of any required adjustments will be made upon the completion of our fair value assessments.

NCI has retained an independent valuation firm to assist in the fair value determination of property, plant and equipment and identifiable intangible assets. NCI expects to finalize these values in the fourth quarter of fiscal 2012.

NCI is currently completing its plans to functionally integrate the newly acquired operations into NCI’s existing operations. As a result, the initial purchase price allocations may be adjusted for changes in estimates of the fair value of assets acquired and liabilities assumed.

(In thousands)	June 22, 2012
Current assets	$35,233
Current deferred income taxes	1,514
Property, plant and equipment	57,893
Intangible assets	32,760
Other assets	––
Assets acquired	127,400
Current liabilities	22,306
Deferred income taxes	28,121
Other liabilities	––
Liabilities assumed	50,427
Fair value of net assets acquired	76,973
Total consideration paid	145,682
Goodwill	$68,709

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Based on the preliminary value of property, plant and equipment, if an additional $10.0 million of purchase price is allocated to fixed assets, this would increase depreciation expense by approximately $0.9 million per year.

Identified intangible assets include backlog, customer lists and relationships, trade names and supplier relationship in the amount of $1.4 million, $21.6 million, $9.6 million and $0.2 million, respectively. The backlog, customer lists and relationships, trade names and supplier relationship have estimated useful lives of 3 months, 12 years, 15 years and 3 years, respectively, and are being amortized on a straight-line basis. These intangible assets have a weighted average useful life of approximately 12.6 years.

The excess of the purchase price over the tangible and identifiable intangible assets was recorded as goodwill and amounted to approximately $68.7 million. In accordance with current accounting standards, the goodwill will be tested for impairment as required by ASC 350, Intangibles–– Goodwill and Other.

Additionally, because the acquisition was structured as a purchase of stock for tax purposes, the tax basis of the acquired assets and liabilities have been carried over at their historical amounts and goodwill will not be deductible for tax purposes.

NCI currently reports on a fiscal year that ends the Sunday closest to October 31. Metl-Span previously reported on a calendar year that ended on June 30.

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NCI BUILDING SYSTEMS, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(In thousands, except per share data)

	NCI	Metl-Span	Pro Forma		NCI
	April 29, 2012	March 31, 2012	Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$73,856	$1,159	$(46,677)	(a)	$28,338
Accounts receivable, net	83,051	15,732			98,783
Inventories, net	106,904	7,795			114,699
Deferred income taxes	19,313	1,459	89	(f)	20,861
Income tax receivable	1,591	––			1,591
Investments in debt and equity securities, at market	4,494	––			4,494
Prepaid expenses and other	18,820	340			19,160
Assets held for sale	4,875	––			4,875
Total current assets	312,904	26,485	(46,588)		292,801
Property, plant and equipment, net	211,346	38,400	19,493	(e)	269,239
Notes receivable, affiliates	––	55,723	(55,723)	(b)	––
Goodwill	5,200	49,681	19,028	(e)	73,909
Intangible assets, net	23,313	8,120	24,640	(e)	56,073
Other assets	9,898	99	2,066	(c)	12,063
Total assets	$562,661	178,508	(37,084)		$704,085
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Note payable	$1,648	$––	$		$1,648
Accounts payable	85,259	7,420			92,679
Accrued compensation and benefits	35,382	4,175			39,557
Accrued interest	340	––			340
Other accrued expenses	50,579	3,790			54,369
Total current liabilities	173,208	15,385	––		188,593
Long-term debt	128,499	––	109,001	(d)	237,500
Deferred income taxes	7,377	10,578	17,895	(f)	35,850
Other long-term liabilities	10,070	––			10,070
Total long-term liabilities	145,946	10,578	126,896		283,420
Series B cumulative convertible participating preferred stock	290,304	––			290,304
Stockholders’ deficit:
Common stock	924	––			924
Additional paid-in capital	222,774	––			222,774
Accumulated deficit	(264,987)	152,545	(163,980)	(g)	(276,422)
Accumulated other comprehensive loss	(5,501)	––			(5,501)
Treasury stock, at cost	(7)	––			(7)
Total stockholders’ deficit	(46,797)	152,545	(163,980)		(58,232)
Total liabilities and stockholders’ deficit	$562,661	$178,508	$(37,084)		$704,085

See accompanying notes to unaudited pro forma combined financial statements.

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NCI BUILDING SYSTEMS, INC.

UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

(In thousands, except per share data)

		Metl-Span
	NCI	Twelve months
	Fiscal year ended	ended	Pro Forma		NCI
	October 30, 2011	September 30, 2011	Adjustments		Pro Forma

Sales	$959,577	164,342			$1,123,919
Cost of sales, excluding asset impairments (recovery)	758,023	134,344	1,259	(h)	893,626
Asset impairments (recovery)	1,121	––			1,121
Gross profit	200,433	29,998	(1,259)		229,172
Engineering, selling, general and administrative expenses	202,352	20,378	717	(i)	223,447
Restructuring charges (recovery)	(292)	––			(292)
Income (loss) from operations	(1,627)	9,620	(1,976)		6,017
Interest income	127	1,236	(1,236)	(k)	127
Interest expense	(15,723)	––	(9,054)	(l)	(24,777)
Other income (expense), net	876	(127)			749
Income (loss) before income taxes	(16,347)	10,729	(12,267)		(17,885)
Provision (benefit) for income taxes	(6,397)	3,929	(4,710)	(m)	(7,178)
Net income (loss)	$(9,950)	6,800	(7,556)		$(10,706)
Convertible preferred stock dividends and accretion	28,120	––			28,120
Convertible preferred stock beneficial conversion feature	9,396	––			9,396
Net loss applicable to common shares	$(47,466)	6,800	(7,556)		$(48,222)

Loss per common share:
Basic	$(2.58)				$(2.63)
Diluted	$(2.58)				$(2.63)

Weighted average number of common shares outstanding:
Basic	18,369				18,369
Diluted	18,369				18,369

See accompanying notes to unaudited pro forma combined financial statements.

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NCI BUILDING SYSTEMS, INC.

UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

(In thousands, except per share data)

	NCI	Metl-Span
	Fiscal six months ended	Fiscal six months Ended	Pro Forma		NCI
	April 29, 2012	March 31, 2012	Adjustments		Pro Forma

Sales	$493,834	80,662			$574,496
Cost of sales	382,210	65,786	630	(h)	448,626
Gross profit	111,624	14,876	(630)		125,870
Engineering, selling, general and administrative expenses	100,505	11,390	1,064	(i)	112,959
Acquisition-related costs	1,890	––	(1,890)	(j)	––
Income from operations	9,229	3,486	197		12,912
Interest income	56	661	(661)	(k)	56
Interest expense	(6,386)	––	(6,003)	(l)	(12,389)
Other income (expense), net	379	(102)			277
Income before income taxes	3,278	4,045	(6,467)		856
Provision for income taxes	1,368	1,175	(2,483)	(m)	60
Net income	$1,910	2,870	(3,984)		$796
Convertible preferred stock dividends and accretion	16,352	––			16,352
Convertible preferred stock beneficial conversion feature	11,878	––			11,878
Net loss applicable to common shares	$(26,320)	2,870	(3,984)		$(27,434)
Loss per common share:
Basic	$(1.40)				$(1.46)
Diluted	$(1.40)				$(1.46)

Weighted average number of common shares outstanding:
Basic	18,760				18,760
Diluted	18,760				18,760

See accompanying notes to unaudited pro forma combined financial statements.

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NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.      Basis of Presentation

The accompanying unaudited pro forma combined financial statements present the pro forma results of operations of NCI Building Systems, Inc. (“NCI”) and Metl-Span LLC (“Metl-Span”) on a combined basis based on the historical financial information of each company after giving effect to the acquisition of Metl-Span by NCI. The unaudited pro forma condensed combined statement of operations has been prepared assuming the acquisition occurred at the beginning of the fiscal periods presented. The unaudited pro forma combined balance sheet as of April 29, 2012 reflects such acquisition as if it had occurred on that date.

In accordance with generally accepted accounting principles in the United States, the acquisition of Metl-Span is being accounted for using the purchase method of accounting. As a result, the unaudited pro forma combined balance sheet has been adjusted to reflect the preliminary allocation of the purchase price to identify net assets acquired based primarily on the Company’s review of a fair value assessment and the excess purchase price to goodwill. The purchase price allocation in these unaudited pro forma combined condensed financial statements is based upon a purchase price of approximately $145.7 million.

2.      Pro Forma Adjustments

The following are brief descriptions of each of the pro forma adjustments included in the unaudited pro forma condensed combined financial statements:

a)	To record the cash purchase price, debt extinguishment, debt proceeds and related expenses.
b)	To remove note receivable not acquired and retained by the seller.
c)	To record debt issuance costs net of a $5.1 million charge related to the amended credit agreement, due April 2014 and $1.3 million related to the ABL facility amendment.
d)	To record debt proceeds net of repayment of existing debt.
e)	To record estimated goodwill and the fair value of assets acquired from the sellers.
f)	To record deferred taxes on the opening balance sheet adjustments to fair value that are not deductible for tax purposes.
g)	To remove the pre-acquisition equity and record debt extinguishment and transaction expenses.
h)	To reflect an increase of depreciation expense on the fair value of Metl-Span’s property, plant and equipment. The additional depreciation expense was recorded on a straight-line basis using a weighted average useful life of 11.3 years.

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i)	To reflect an increase of amortization expense on the fair value of identified intangible assets. The additional amortization expense was recorded on a straight-line basis. Goodwill resulting from the acquisition is not amortized.
j)	To remove acquisition-related costs.
k)	To remove interest income on notes receivable, affiliate not acquired and retained by the seller.
l)	To recognize the incremental interest cost resulting from the debt financing transaction completed concurrently with the acquisition. The additional interest expense was recorded using the June 2012 LIBOR rate.
m)	To reflect the effective statutory tax rate of 38.4% for both the six months ended April 29, 2012 and fiscal year ended October 30, 2011 on pro forma adjustments.

3.      Pro Forma Net Income Per Share

The unaudited pro forma basic and diluted net income per share is based upon the weighted average number of outstanding shares of common stock of NCI during the periods presented.

4      Pro Forma Interest Expense

An immediate change of 1/8% in the interest rate would cause a change in pro forma interest expense of approximately $152,000 on an annual basis.

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